UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number: 333-209966-15*
MT. HOLLY COMMERCE PARK, LLC*
(Exact name of registrant as specified in its charter)
c/o Century Aluminum Company
One South Wacker Drive, Suite 1000
Chicago, Illinois 60606
(312) 696-3101
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Guarantees of Debt Securities**
(Title of each class of securities covered by this Form)
None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)
Rule 12g-4(a)(2)
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)
Rule 15d-6
Rule 15d-22(b)

Approximate number of holders of record as of the certification or notice date: None
*See “Table of Additional Registrants” on the next page for additional registrants that are also included in this Form 15. The registrants listed herein are all direct or indirect subsidiaries of Century Aluminum Company. This Form 15 is not being filed by or on behalf of Century Aluminum Company, whose reporting obligations under the Securities Exchange Act of 1934 will continue.
**The securities covered by this Form 15 are Guarantees of Debt Securities that were registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-209966) but were never sold. A request for withdrawal of such Registration Statement was previously filed with the Securities and Exchange Commission.

Table of Additional Registrants

Exact Name of Additional Registrant as Specified in its Charter(1)	Commission File No.

Century Aluminum Holdings, Inc.	333-209966-14
Century Aluminum Sebree LLC	333-209966-13
Century Aluminum of Kentucky General Partnership	333-209966-12
Century Aluminum of Kentucky LLC	333-209966-11
Century Aluminum of South Carolina, Inc.	333-209966-10
Century Anodes US, Inc.	333-209966-09
Century California LLC	333-209966-08
Century Kentucky, Inc.	333-209966-07
Century Louisiana, Inc.	333-209966-06
Century Marketer LLC	333-209966-05
Hancock Aluminum LLC	333-209966-04
Metalsco, LLC	333-209966-03
NSA General Partnership	333-209966-02
Skyliner, LLC	333-209966-01

_____________________

(1)
The address, including zip code, and telephone number, including area code, of each of the additional registrant’s principal executive offices is: c/o Century Aluminum Company, One South Wacker Drive, Suite 1000, Chicago, Illinois 60606 ((312) 696-3101).

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

March 10, 2017	Mt. Holly Commerce Park, LLC
	By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Aluminum Holdings, Inc.
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Aluminum Sebree LLC
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Aluminum of Kentucky General Partnership
By:	Metalsco, LLC, Managing General Partner
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Aluminum of Kentucky LLC
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Aluminum of South Carolina, Inc.
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Anodes US, Inc.
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century California LLC
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Kentucky, Inc.
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Louisiana, Inc.
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Century Marketer LLC
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Hancock Aluminum LLC
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Metalsco, LLC
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

NSA General Partnership
By:	Century Kentucky, Inc., Managing General Partner
By:	/s/ JESSE E. GARY
Jesse E. Gary
President

Skyliner LLC
By:	/s/ JESSE E. GARY
Jesse E. Gary
President